Exhibit 10.7

August 28, 2015

Gideon Intrater

1626 Kamsack Drive.

Sunnyvale, CA 94087

Re:       Offer of Employment by Adesto Technologies Corporation

Dear Gideon:

I am very pleased to confirm our offer to you of employment with Adesto Technologies Corporation (“the Company”).  You will report to Narbeh Derhacobian and your position will have the title of Chief Technology Officer.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.	Start Date. Your expected 1st day of employment with the Company is September 9, 2015.

2.

Compensation.  Your base salary will be at an annualized rate of Two Hundred and Twenty  Thousand  ($220,000) Dollars per year, less payroll deductions and required taxes and withholdings, and will be based on an average of 32 hours per week.  This is an exempt position and you are expected to work those hours necessary to get the job done.

3.

Annual Bonus.  You will have the opportunity to earn an annual cash bonus of up to fifteen percent (15%) of your base salary for each fiscal year based on the achievement of certain objectives, which you and the Board will mutually establish.  Such bonus payment is subject to your continued employment through and until the date of payment.  The bonus will be paid no later than March 15 of the year following the year in which such bonus was earned.

4.

Stock Options.  We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to Eight Hundred Twelve Thousand (812,000) shares of Common Stock of the Company under our 2007 Equity Incentive/Option Plan (the "Plan") at the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant.  The shares you will be given the opportunity to purchase will vest at the rate of 1/8th (12.5%) at the end of end of your first six months and an additional 1/48th (2.083%) per month thereafter, so long as you remain employed by the Company.  Additionally, 50% of the unvested options will be vested immediately following either your termination without-cause by the Company or a change-in-control event of the Company.  The grant of such options by the Company, however, is subject to the Board's approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.  Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

a.	Definitions.
i.

For purposes of this Section 4, “Cause” shall mean:  (i) any willful act or acts of dishonesty undertaken by you and resulting in substantial gain or personal enrichment of you at the expense of the Company; (ii) any willful act of misconduct by you which is materially and demonstrably injurious to the Company; (iii) willful and repeated failure or refusal to comply in any respect with the terms of the Company’s standard Employee Invention Assignment and Confidentiality Agreement, or any other policies of the Company applicable to you where non-compliance would be materially detrimental to the Company; or (iv) conviction of, or plea of guilty to or no contest

1

Adesto Technologies Corporation

1250 Borregas Avenue, Sunnyvale, CA 94089  |  phone : (408)400-0578   fax: (408) 400-0721  |  www.adestotech.com

Initials____

to, a felony.  No act, or failure to act, by you shall be considered “willful” if done, or omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interest of the Company and/or required by applicable law.

ii.

For purposes of this Section 5, “Change in Control” shall mean  any of the following events: (i) a merger or consolidation in which (1) the Company is a constituent party; or (2) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) a transaction to which the Company is a party and pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities, excluding, for purposes of this subsection (ii), any transaction constituting an equity financing in which the Company is the surviving corporation; or (iii) the sale, lease, transfer or other disposition (including by way of an exclusive license), in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Company.

5.

Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined above) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6.	Employment with TriNet.

Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization.  As a result of ADESTO TECHNOLOGIES’ arrangement with TriNet, TriNet will be considered your employer of record for

2

Adesto Technologies Corporation

1250 Borregas Avenue, Sunnyvale, CA 94089  |  phone : (408)400-0578   fax: (408) 400-0721  |  www.adestotech.com

Initials____

these purposes and your managers here at ADESTO TECHNOLOGIES will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at ADESTO TECHNOLOGIES.

7.

At Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

8.

Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9.

Arbitration.  You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/ or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision [except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information].  All arbitration hearings shall be conducted in Santa Clara County, California.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The JAMS rules may be found and reviewed at http://jamsadr.com/rules-employment-arbitration.  If you are unable to access these rules, please let me know and I will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

10.

Background Check.  This offer is contingent upon a successful employment verification of criminal, education, and employment background.  This offer can be rescinded based upon data received in the verification. You will also agree that the Company reserves the right to do a background check anytime during your full time employment with the Company.

11.

Acceptance.  This offer will remain open until September 1. 2015.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to contact us.

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Adesto Technologies Corporation

1250 Borregas Avenue, Sunnyvale, CA 94089  |  phone : (408)400-0578   fax: (408) 400-0721  |  www.adestotech.com

Initials____

We are very excited and absolutely look forward to the opportunity to welcome you to Adesto Technologies Corporation.

Very truly yours,

Narbeh Derhacobian, President and CEO

/s/ Narbeh Derhacobian                     Date:  9/10/15

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date signed: 9/10/15

Name: Gideon Intrater

Signature: /s/ Gideon Intrater

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Adesto Technologies Corporation

1250 Borregas Avenue, Sunnyvale, CA 94089  |  phone : (408)400-0578   fax: (408) 400-0721  |  www.adestotech.com

Initials____